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                                EXHIBIT NO. 10.31

       SELECTED PROVISIONS OF THE REGISTRANT'S DEFINITIVE PROXY STATEMENT

                   FILED WITH THE COMMISSION ON MARCH 3, 1997




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TERMS OF THE SALE AGREEMENT

                  The following is a summary, is not complete and is qualified in its entirety by reference to the copy of the Sale Agreement included as Appendix C to this Proxy Statement, which stockholders are urged to read in its entirety. Capitalized terms used but not defined herein shall have the meaning set forth in the Sale Agreement.

                  Pursuant to the terms of the Sale Agreement, in consideration of the transfer to the Buyer of all of the business and assets of the Thread Division, other than Excluded Assets, as defined, the Buyer has agreed to pay $54,924,200 in cash (the "Purchase Price"), subject to adjustment, and to assume the liabilities of the Sellers related to the Thread Division and the assets transferred, other than Excluded Liabilities, as defined. The liabilities to be assumed by the Buyer include certain environmental and long-term liabilities estimated by the Company to be approximately $6,900,000, as well as certain current, contingent and other liabilities.

                  The Purchase Price (subject to adjustment as described below) is payable at the Closing as follows: (i) an amount required to release the Acquired Assets from the lien securing the Company's bank indebtedness shall be paid to the holders of such indebtedness, which amount would have been $36,929,000 in principal plus $20,000 in accrued interest if the Closing had occurred on December 31, 1996, (ii) $3.0 million shall be paid to the Escrow Agent to be held to secure the Company's indemnification obligations to the Buyer described below, and (iii) the balance of the Purchase Price shall be paid to the Company. The amount held in escrow shall be reduced to $1,500,000 at the expiration of nine months from the Closing, and the escrow shall be terminated eighteen months after the Closing, in each case, assuming no claims have been made thereon by the Buyer. A dollar-for-dollar post-Closing Purchase Price adjustment will be made to the extent of changes in the Thread Division's Working Capital, as defined, from September 30, 1996 through the Closing. The amount of any such post-Closing Purchase Price adjustment is not limited. The Company estimates that if the Closing of the Sale Transaction had occurred on January 24, 1997, the post-Closing Purchase Price adjustment would have resulted in a decrease in the Purchase Price of approximately $582,000, resulting from a decrease in the Thread Division's working capital from September 30, 1996 to such date. Because there would have been an approximately equivalent increase of cash remaining in the Company (which will not be transferred to the Buyer) resulting from such decrease in the Thread Division's working capital, the Company estimates that such post-Closing Purchase Price adjustment as of January 24, 1997, would not have had a material effect on the post-Closing pro forma balance sheet of the Company as of such date.

                  The closing of the Sale (the "Closing") is scheduled to occur three business days after the satisfaction of the conditions to Closing. The obligations of the parties to consummate the Sale were subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which waiting period was terminated on December 23, 1996, and are subject to certain customary conditions such as the material accuracy of representations and warranties in the Sale Agreement and the performance of the covenants set forth therein. The obligations of Hicking Pentecost and the Buyer to consummate the Sale were subject to the successful completion of the Placing and Open Offer and the admission of the Stock Units to the official list of the LSE and the approval of the Sale and the HP Financing (and related



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matters) by the requisite vote of the holders of the outstanding ordinary shares of Hicking Pentecost, all of which have occurred (see "Certain Information Concerning Hicking Pentecost and the HP Financing"). The obligations of Hicking Pentecost and the Buyer to consummate the Sale are subject to the approval of the Sale by a majority of the Company's stockholders (which approval Noel, the holder of 76.3% of the Capital Stock, has irrevocably agreed to give, see "The Meeting") and the condition that the opinion of Bridgeford shall not have been modified or withdrawn.

                  Assets and Liabilities to be Transferred. The assets to be transferred to the Buyer include all tangible and intangible assets of the Thread Division with the exception of the Excluded Assets. Excluded Assets include, among other assets, the business, assets and properties of, or exclusively relating to, the Button Division; the real property, leases of real property and all other interests in the real property of the Company, together with all buildings, improvements, fixtures and all other appurtenances thereto, located at or otherwise relating to (i) 520 Reese Street, Emporia, Virginia,
(ii) 30-40 Echo Lake Road, Watertown, Connecticut, (iii) Route 12, Village of Grosvenordale, Thompson, Connecticut, (iv) 94, 107 and 112 Providence Street, Putnam, Connecticut, (v) 523-525 52nd Street, West New York, New Jersey and (vi) the Company's corporate headquarters in New York, New York (including all furniture, fixtures, computer equipment and other assets located at the Company's corporate headquarters and not primarily used by employees who will continue as employees of the Buyer after the sale); the capital stock of, all cash and marketable securities held by, and all corporate records relating to, the Sellers and all rights under contracts exclusively between or among the Sellers; all assets held in connection with employee benefit plans (other than the Company's 401(k) plan); and all rights, claims and insurance policies related to the Excluded Assets or the Excluded Liabilities.

                  Assumed Liabilities include all liabilities and obligations of any Seller, known or unknown, arising out of the business of the Thread Division or the Acquired Assets including, among others, all liabilities related to any litigation, claims, contracts, or environmental laws relating to the Acquired Business or the Acquired Assets, other than Excluded Liabilities. As discussed below, all liabilities related to the matters described under the heading "Business of the Company - Legal Proceedings - Environmental Matters" are Excluded Liabilities and are therefore not included as Assumed Liabilities. The Buyer may seek indemnification from the Sellers to the extent that certain of the Assumed Liabilities exceed the amounts with respect thereto reflected or reserved on the Thread Division's September 30, 1996 balance sheet, which indemnification is subject to certain limitations including, among others, a $3,000,000 limit on Sellers' aggregate indemnification obligation (other than with respect to Excluded Liabilities), as more particularly described below. The Sellers' indemnification obligations with respect to Excluded Liabilities or Excluded Assets are not limited in amount and do not terminate.

                  Excluded Liabilities include, among other liabilities, liabilities related to the Excluded Assets (including environmental liabilities relating to the Excluded Assets); liabilities related to the disposal at specified superfund waste disposal sites prior to the Closing; liabilities that in accordance with generally accepted accounting principles were required to have been, but were not, in any amount, reflected or reserved for on the Thread Division's September 30, 1996 balance sheet; liabilities related to taxes attributable to taxable periods ending at or prior to the Closing and not taken into account as current liabilities for purposes of determining the working capital of the Acquired Business; any liability relating to indebtedness or guarantee of any Seller other than indebtedness in the principal amount of approximately $72,000 owed by the Company's subsidiary Danfield Threads, Inc. ("Danfield") to the State of Connecticut Department of Economic Development (the "CDA") under the Assistance Agreement dated as of November 19, 1993 between Danfield and the CDA; any



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liabilities of any Seller to affiliates, other than the Company's liabilities and obligations under the consulting agreement dated June 30, 1994 between the Company and Robert Hegan, Vice President of Danfield; liabilities under the WARN Act, if any, with respect to employee terminations effected by the Sellers; liabilities related to specified litigation or potential litigation; liabilities of a type recorded by any of the Sellers as a corporate or intercompany liability, including tax compliance costs, consultant, brokerage or actuary fees and insurance premiums, other than such liabilities and obligations to the extent shown on the Thread Division's September 30, 1996 balance sheet; pension, liabilities, or similar obligations to any employee or retired employee under any pension or similar plan, or any medical, life or long-term disability self-insurance program or plan of any Seller (other than post-retirement medical and life insurance plans with respect to specified employees and retirees of the Thread Division); workers compensation and medical insurance for any event prior to the Closing (other than post-retirement medical and life insurance plans with respect to specified employees and retirees of the Thread Division); liabilities under the Company's 1994 Incentive Program, as amended, and audit, legal and financial adviser fees payable by any Seller. Excluded Liabilities also include all matters described under the heading "Business of the Company--Legal Proceedings--Environmental Matters" below and all liabilities which relate to the business (other than the Thread Division) conducted by the Company prior to the Closing or to discontinued operations of the Company (which liabilities include liabilities relating to the Company's Button Division and to the Company's discontinued Home Furnishings Division).

                  Reference is made to Sections 1(b) and (d) of the Sale Agreement, a copy of which is included as Appendix C, for a more detailed description of the terms "Excluded Assets" and "Excluded Liabilities". The retention of Excluded Liabilities could have a negative effect on the value of the Company's ongoing business.

                  All liabilities which were required by generally accepted accounting principles to be reflected or reserved for in the financial statements of the Company on Form 10-Q for the quarter ended September 30, 1996, and on the September 30, 1996, balance sheet of the Thread Division, were so reflected or reserved.

                  Representations and Warranties. The Sale Agreement contains various representations and warranties of the Sellers including, among others, representations and warranties related to organization and similar corporate matters; authorization, performance, enforceability and related matters; the accuracy of financial statements and other financial information provided to the Buyer; undisclosed liabilities; taxes; litigation; ownership, condition and title to assets and properties; accounts receivables and inventories; contracts; employee benefit plans; absence of changes; compliance with applicable laws and environmental matters; licenses and permits; employee and labor relations; the use of corporate names; the Bridgeford fairness opinion; the disclosure in the Sale Agreement regarding representations and warranties of the Sellers; intercompany services; and the accuracy of information to be contained in this Proxy Statement.

                  The Sale Agreement contains various representations and warranties of the Buyer and Hicking Pentecost including, among others, representations and warranties related to organization and similar corporate matters; authorization, performance, enforceability and related matters; ownership of the Buyer; the required vote of the shareholders of Hicking Pentecost to approve the transactions set forth in the Sale Agreement, the Placing and Open Offer and related matters (the "Hicking Pentecost Shareholder Vote"); the execution of an underwriting agreement with respect to the Placing and Open Offer; the ability of Hicking Pentecost to consummate the transactions set forth in the Sale Agreement




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assuming the successful completion of the Placing and Open Offer; and the accuracy of certain information regarding Hicking Pentecost and the Buyer to be contained in this Proxy Statement.

                  The representations and warranties survive the Closing for a period of two years.

                  No Solicitation. Pursuant to the Sale Agreement, each of the Sellers has agreed that, prior to the Closing, it will not, nor will it permit any of its respective officers, directors, stockholders or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with or provide any information or assistance to, any corporation, partnership, person, or other entity or group (other than the Buyer, Hicking Pentecost or their representatives) regarding any merger or sale or disposition of securities or assets or similar transaction involving any Seller, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do any of the foregoing (other than sales of inventory in the ordinary course of business consistent with past practice and other than any such transaction to acquire solely the assets of the Button Division).

                  Covenants. Pursuant to the Sale Agreement, the Sellers have agreed, among other things, that prior to the Closing, the Sellers (i) will give the Buyer and its representatives, employees, counsel, and accountants access to the personnel and records of the Thread Division, (ii) will carry on the business of the Thread Division in the ordinary course consistent with past practice and will not authorize or agree to any action which would render the Sellers' representations or warranties untrue or incorrect or result in any of the conditions to Closing not being satisfied; (iii) will use all reasonable efforts to keep all insurance policies in effect and, at the Closing, will assign any rights thereunder to the Buyer to the extent such rights cover claims relating to Assumed Liabilities; (iv) will notify Buyer of any material supplements or amendments to the schedules to the Sale Agreement or the commencement of any litigation, (v) will forward monthly financial statements to Buyer, (vi) will use all reasonable efforts to obtain all consents, effect all required filings, and, at the Closing, will transfer applicable governmental permits, and will cause certain assets to be transferred to Sellers; (vii) at the Closing, will assign all rights under executed confidentiality agreements to the Buyer to the extent assignable and thereafter will keep information with respect to the Thread Division confidential and will not solicit the employment of any of the employees of the Acquired Business, in each case as provided in the confidentiality agreement executed with Hicking Pentecost; (viii) will promptly file this Proxy Statement with the Securities and Exchange Commission and will use all reasonable efforts to hold a meeting of the Company's stockholders for consideration of the Sale as soon as practicable; (ix) will change their respective corporate names to cease the use of any of the names "Belding", "Culver", "Danfield", "Heminway", "Bartlett", "Corticelli", or "Robinson"; and (x) will fully vest those employees who will continue as employees of the Buyer after the Sale in their benefits under the Company's savings plan .

                  Pursuant to the Sale Agreement, Hicking Pentecost and the Buyer have agreed, among other things that prior to Closing, Hicking Pentecost and the Buyer shall (i) use all reasonable efforts to call a meeting of Hicking Pentecost's shareholders for the purpose of obtaining the Hicking Pentecost Shareholder Vote and, subject to the accuracy of the Sellers' representations and warranties in the Sale Agreement, cause the Board of Directors of Hicking Pentecost to recommend unanimously such matters to the Hicking Pentecost shareholders for approval; (ii) use all reasonable efforts to cause the Hicking Pentecost Shareholder Vote to be obtained and the underwritten equity offering to be successfully completed as soon as practicable and keep the Company apprised of the status thereof; (iii) not authorize or agree to take any action which would render its representations or warranties materially untrue or incorrect or result in the conditions to Closing not being satisfied; (iv) maintain



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the terms of the confidentiality agreement executed with the Company; (v) make certain required filings in the State of Connecticut; and (vi) follow certain procedures relating to certain environmental matters.

                  The Sale Agreement also contains mutual covenants relating to the use of reasonable efforts by both parties to complete the Sale; cooperation; publicity; filings under the HSR Act; the delivery of records by the Sellers; the continued employment of certain employees and the continuation of certain employee compensation, benefit and severance plans for a period of one year from the Closing; the establishment of a profit sharing plan within the meaning of
Section 401(k) of the Code by the Buyer; tax indemnification; indemnification with respect to breaches of representations, warranties, covenants or agreements; and indemnification by the Sellers with respect to all Excluded Liabilities and, subject to the limitations as to time and amount discussed below with respect to Assumed Liabilities to the extent such Assumed Liabilities
(i) exceed the amount, if any, reflected or reserved in respect thereof on the Thread Division's September 30, 1996 balance sheet, (ii) relate to the assessment and remediation of the specified environmental conditions, but only to the extent that the aggregate cost thereof is in excess of $735,000, and
(iii) arise out of or relate to any litigation or claims with respect to the Acquired Business; and indemnification by the Buyer and the Parent with respect to Assumed Liabilities (but only to the extent the Sellers' are not obligated to indemnify the Buyer against such Assumed Liabilities). The Sellers' indemnification obligations for losses, except for losses relating to Excluded Liabilities, are limited as follows: the total indemnification shall not exceed $3,000,000; only losses of $20,000 or more may be submitted for indemnification; and no indemnification shall be made until the aggregate amount of losses equal $200,000 (provided that the Sellers shall be liable from the first dollar of such losses in the event the aggregate of such losses exceeds such amount). The indemnification obligations of the Buyer and Hicking Pentecost are similarly limited except that losses relating to Assumed Liabilities (but only to the extent the Sellers' are not obligated to indemnify the Buyer against such Assumed Liabilities) are not limited in amount and the Buyer's and Hicking Pentecost's indemnification obligations with respect to such Assumed Liabilities do not terminate. All indemnification payments required to be made by the Sellers, other than with respect to Excluded Liabilities, but including losses relating to the Assumed Liabilities referenced in clauses (i), (ii) and (iii) of the preceding sentence, shall be paid first out of the portion of the Purchase Price held in escrow, which amount will initially be $3,000,000. Indemnification payments required to be made by the Sellers with respect to Excluded Liabilities shall, at the option of the Buyer, be made either directly by the Sellers or out of the escrow. The Sellers' indemnification obligations with respect to Excluded Liabilities or Excluded Assets are not limited in amount and do not terminate. Each party's indemnification obligations under the Sale Agreement shall (i) in the case of tax indemnification, terminate at the time the applicable statutes of limitations expire, (ii) in the case of indemnification for breaches of representations, warranties, covenants or agreements, terminate two years after the Closing and (iii) in the case of indemnification with respect to Excluded Liabilities or Assumed Liabilities, as applicable, not terminate, provided that none of such indemnification obligations shall terminate if notice of an indemnification claim shall have been given to the indemnifying party prior to the expiration of the applicable period.

                  Termination; Arbitration. The Sale Agreement may be terminated by mutual written consent of the Company and Hicking Pentecost, by either party if the Closing does not occur on or prior to March 31, 1997 or if the conditions to such party's obligation to consummate the transaction shall have become incapable of fulfillment (provided that such condition shall not have become incapable of fulfillment as a result of any breach by such party of any of its representations, warranties, covenants, or agreements under the Sale Agreement). The Sale Agreement may also be terminated by Hicking Pentecost or the Buyer in the event that the waiting period under the HSR Act is



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extended by a request for additional information by the Federal Trade Commission or the Antitrust Division, provided that such termination right is exercised within 30 business days after notice of such request is received. If the agreement is terminated by either party as a result of a material breach of the other party, the breaching party shall pay the expenses of the other party up to a maximum of $250,000.

                  Any disagreement or dispute arising out of or relating to the Sale Agreement shall be settled by arbitration if the parties, through good faith negotiation, are unable to resolve such dispute within thirty days.




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